Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) by and between Zimmer Biomet Holdings, Inc., a Delaware corporation (“Parent”) and Monogram Technologies Inc. (“Company”, together with Parent, each a “Party” and collectively, the “Parties”) is entered into as of August 27, 2025.

BACKGROUND

WHEREAS, the Company, Parent and Honey Badger Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) previously entered into that certain Agreement and Plan of Merger dated July 11, 2025 (the “Original Agreement”);

WHEREAS, pursuant to Section 8.1 of the Original Agreement, the Original Agreement may be amended at any time prior to the receipt of the Company Stockholder Approval by execution of an instrument in writing signed on behalf of each of Parent and the Company; and

WHEREAS, the Parties hereto desire to amend the definition of “Permitted Transfer” in the CVR Agreement attached as Exhibit B to the Original Agreement in accordance with this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby consent and agree as follows:

1.	Amendment. Clause (g) in the definition of “Permitted Transfer” in the CVR Agreement attached as Exhibit B to the Original Agreement is hereby deleted.

2.	Miscellaneous.

a.	Full Force and Effect; References to Original Agreement. Except as expressly modified hereby, all of the terms and provisions of the Original Agreement shall remain in full force and effect, without modification or limitation. For purposes of the Original Agreement, the term “Agreement” shall be deemed to mean the Original Agreement, as amended by this Amendment.

b.	Counterparts. This Amendment may be executed in counterparts, each of which shall be an original for all purposes and all of which counterparts taken together shall constitute one and the same agreement. Signatures to this Amendment executed and/or transmitted by electronic means shall be valid and effective to bind the Party so signing.

c.	Governing Law. This Amendment and the rights and obligations of the Parties shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware.

d.	Definitions. All capitalized terms used but not otherwise defined herein are used with the respective definitions given to them in the Original Agreement.

e.	Entire Agreement. The Original Agreement, as amended by this Amendment, contains the entire agreement of the Parties with respect of the subject and supersedes all prior conversations, discussions and agreements relating to the subject matter of this Amendment.

[Signatures follow.]

IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment as of the date first above written.

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name: Chad F. Phipps
Title: Senior Vice President, General Counsel and Secretary

MONOGRAM TECHNOLOGIES INC.

By:	/s/ Noel Knape
Name: Noel Knape
Title: Chief Financial Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]